EXHIBIT 10.18

[*]         Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AMENDED AND RESTATED SETTLEMENT AGREEMENT

This Amended and Restated Settlement Agreement (the “Agreement”) is entered into and made effective as of November 6, 2012 (the “Effective Date”) by and between Actavis South Atlantic LLC, a Delaware limited liability company having offices at 60 Columbia Road, Morristown, New Jersey 07960 (“Actavis”), and Corium International, Inc., a Delaware corporation having offices located at 235 Constitution Drive, Menlo Park, CA 94025 (“Corium”).  Actavis and Corium are each hereafter sometimes referred to as a “Party” and together are referred to as the “Parties” under this Agreement.

RECITALS

A.                                    WHEREAS, the Parties entered into a Settlement Agreement having an effective date of July 14, 2009 (the “Settlement Agreement”) which resolved those issues described in recital C below.

 B.                                 WHEREAS, the Parties have previously collaborated with respect to the development of, and Corium has supplied to Actavis certain Fentanyl transdermal patch reservoir products (the “Products”), primarily pursuant to that certain Product Development Collaboration and License Agreement dated May 11, 2002 (the “Development Agreement”) and Manufacturing and Supply Agreement dated November 12, 2003 (the “Existing MSA”), each as amended through the Effective Date of this Agreement;

C.                                    WHEREAS, in February 2008 there was a recall undertaken of all Products manufactured by Corium pursuant to the Existing MSA and Development Agreement as of that date, and Corium ceased production of the Products for several months thereafter (the “Product Recall”);

D.                                    WHEREAS, in October 2010, there was a second recall of certain Products manufactured by Corium pursuant to the Existing MSA and Development Agreement as of that date (the “Second Product Recall”);

E.                                    WHEREAS, except as expressly provided herein, the Parties have agreed to resolve all issues that exist between them that relate to the Product Recall, the Second Product Recall, or any of the events or circumstances that gave rise to or are otherwise associated with such Product Recall and Second Product Recall, without expending time

*Confidential Treatment Requested.

and resources on litigation and on the basis of the terms and conditions set forth in this Agreement; and

F.                                     WHEREAS, the Parties have agreed to replace the Settlement Agreement with this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and agreements contained herein, the sufficiency and satisfaction of which are hereby acknowledged, Actavis and Corium hereby agree as follows.

SETTLEMENT TERMS

1.                                      Compromise Only.  This Agreement is entered into for purposes of settlement and compromise only, and such compromise includes, without limitation, the amount of the Settlement Amount.  Neither this Agreement nor anything contained herein, nor any act or thing done in connection herewith, is intended to be or shall be construed or deemed to be an admission by any Party of any liability, fault or wrongdoing whatsoever.

2.                                      Settlement Amount.  The Parties hereby agree and stipulate that, as of the Effective Date, a compromise settlement amount is owed by Corium to Actavis, in the amount of [*]in connection with, and in full settlement of any claims related to, both the Product Recall and Second Product Recall (the “Settlement Amount”).  Corium will pay or otherwise satisfy the Settlement Amount as set forth below, and Actavis agrees and covenants that, except as otherwise permitted by this Agreement, it will not seek payment of the Settlement Amount in any other form.

3.                                      Payments.  The Settlement Amount shall be paid in accordance with the following provisions, on a non-interest bearing basis:  Beginning on July 1, 2013, and on the first day of each calendar quarter thereafter up to and including April 1, 2017, Corium will pay to Actavis an amount equal to [*]of Corium’s Averaged Quarterly Gross Revenue (as defined in Exhibit A) that are derived from the sale of transdermal Fentanyl products manufactured by Corium, that are AB rated generic equivalents to the [*]. (the “Subject Products”), provided, however, that such payment obligations shall terminate at such time as the aggregate of all payments made is equal to the Settlement Amount.

4.                                      [*] Development.

(a)                                 Under the Settlement Agreement, Corium had undertaken a development program for the development by Corium of a [*](when referred to generically, the “[*] Product,” and when referring to the [*]Product developed by Corium, the “Corium[*] Product”) that constitutes an AB-rated generic equivalent [*]the [*] (“Development Program”).

(b)                                 Subject to Corium and the Assignee (as defined in the Assignment and Assumption Agreement dated as of November 6, 2012) entering into an agreement (on such terms and conditions as may be agreed to between Assignee and Corium) to carry out development, manufacturing and commercialization activities for the

*Confidential Treatment Requested.

[*]Product, Actavis agrees to relinquish any and all rights it had or may have had in the [*]Development Program and any results thereof and that Corium is and shall be free to pursue the development, manufacturing and commercialization of a [*]Product with Assignee. Such relinquishment shall become effective as of the date of the due execution and delivery of final agreements between Corium and the Assignee in connection with the development, manufacturing and commercialization of a [*]Product and notification thereof to Actavis in writing. Upon receipt of notification that Corium and Assignee have executed a [*]Product Development Agreement, and subject to the consent of Assignee, Actavis shall assign to Assignee: [*]. Upon such assignment, Actavis shall [*].

(c)                                  [*].

5.                                      Tracking of Settlement Amount; Cash Payment Option.

(a)                                 On at least an annual basis while any portion of the Settlement Amount remains unsatisfied, Corium will provide to Actavis a written update showing the then-current balance of the unsatisfied Settlement Amount.

(b)                                 Corium may at its option, at any time and without penalty, pay off any outstanding balance of the Settlement Amount, in whole or in part, by paying Actavis a corresponding amount in immediately available funds.

6.                                      Conversion of Remainder Value.

(a)                                 On April 30, 2017 (the “Conversion Date”), the portion of the Settlement Amount then remaining unsatisfied, if any (the “Remainder Value”), shall be automatically converted (the “Conversion”) into that number of shares of Conversion Stock (as defined in Section 6(b) below) equal to the quotient, rounded down to the nearest whole share, obtained by dividing the Remainder Value by the Conversion Price (as defined in Section 6(b) below).  Upon conversion of the Remainder Value to Conversion Stock as set forth above and delivery to Actavis of validly and duly issued certificates, which will bear such legends as customary in connection with the non-public transfer of securities, in the name of Actavis or its designee, free and clear of any liens or encumbrances, representing the number of shares of Conversion Stock equal to the Remainder Value, the Settlement Amount shall be deemed fully paid and satisfied for all purposes of this Agreement.  Until such time as the Conversion occurs or the Settlement Amount is otherwise fully satisfied, Corium shall provide Actavis annual financial statements of Corium and its affiliates on a consolidated basis within thirty (30) days of such statements becoming available to Corium, which annual statements shall be audited if Corium otherwise obtains audited financial statements, provided that Corium may redact footnotes and auditors’ notes (collectively, “Notes”) to exclude references to or descriptions of any persons, products or transactions otherwise identified in such Notes that Corium reasonably determines could compromise competitively sensitive information if disclosed to Actavis. Corium may condition the delivery of any such

*Confidential Treatment Requested.

statements or information upon Actavis agreeing to reasonable and customary terms of confidentiality.

(b)                                 The following definitions shall apply for purposes of this Section 6:

“Conversion Price” means an amount equal to the [*] selling price of Conversion Stock sold by Corium in the Most Recent Financing (as defined below).  The Conversion Price is subject to adjustment as provided in Section 6(c) below.

“Conversion Stock” means the class or series of Corium’s capital stock that is sold by Corium in the Most Recent Financing (as defined below).  The number and character of shares of Conversion Stock are subject to adjustment as provided in Section 6(c) below and the term “Conversion Stock” shall include the stock and other securities and property that are, on the Conversion Date, receivable or issuable upon conversion of the Remainder Value in accordance with Section 6(a) above.

“Most Recent Financing” means Corium’s last issuance preceding the Conversion Date of fully paid and non-assessable shares of capital stock in one transaction or series of related transactions undertaken by Corium primarily for capital raising purposes; and in either case having been arm’s length sales conducted in good faith; provided that the following issuances of capital stock shall be excluded from the foregoing definition of Most Recent Financing:

(i)                                    options, warrants or other common stock purchase rights (and the Common Stock issued or to be issued pursuant to such options, warrants or other rights) to employees, officers or directors of, or consultants or advisors to, Corium or any subsidiary of Corium pursuant to stock purchase or stock option plans or other compensation arrangements that are approved by Corium’s Board of Directors;

(ii)                                shares of Corium common stock issued to financial institutions or lessors in connection with equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors of Corium, provided that (i) the number of shares of Common Stock issued in connection with such transactions does not exceed [*]of the voting power of Corium at the time of issuance and (ii) all such issuances, in the aggregate, do not exceed [*] of the voting power of Corium as of the date hereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof); and

(iii) warrants or other rights to purchase capital stock (and the capital stock issued or to be issued pursuant to such warrants or rights) that are issued in connection with any debt financings approved by the Board of Directors of Corium”

(c)                                  The number and character of shares of Conversion Stock and, to the extent set forth in this Section 6(c), the Conversion Price, are each subject to

*Confidential Treatment Requested.

adjustment upon each occurrence of an adjustment event described in paragraphs (i) and (ii) below of this Section 6(c) occurring between the date of the Most Recent Financing and the Conversion Date:

(i)                                    The Conversion Price and the number of shares of Conversion Stock shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, or other similar event affecting the number of outstanding shares of Conversion Stock without the payment of consideration to Corium therefor.

(ii)                                In any case not otherwise covered in paragraph (i) of this Section 6(c) where (y) all the outstanding Conversion Stock is converted, pursuant to the terms of Corium’s Certificate of Incorporation, into Common Stock or other securities or property, or (z) the Conversion Stock otherwise ceases to exist or to be authorized under Corium’s Certificate of Incorporation (each a “Stock Event”), then Actavis, upon conversion of the Remainder Value in accordance with Section 6(a) at any time after such Stock Event, shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon conversion of the Remainder Value immediately prior to such Stock Event, the stock and other securities and property that Actavis would have been entitled to receive upon the Stock Event, if immediately prior to such Stock Event, Actavis had converted the Remainder Value into Conversion Stock pursuant to Section 6(a) above.

7.                                      Release, Settlement, and Waiver.

(a)                                 The term “Release Effective Date” means the date which is the earlier of (i) the date upon which the Settlement Amount is fully paid or otherwise fully satisfied as provided in this Agreement, or (ii) the Conversion Date.

(b)                                 Release by Actavis.  Effective automatically on the Release Effective Date, and except as specifically provided in Section 7(d), Actavis, on behalf of itself, its predecessors, successors, parents, affiliates, subsidiaries, officers, directors, insurers, shareholders, agents, employees, representatives, attorneys, and assigns (individually and collectively referred to herein as the “Actavis Releasing Entities”) does hereby relieve, release and forever discharge Corium and its predecessors, successors, parents, affiliates, subsidiaries, officers, directors, insurers, shareholders, agents, employees, representatives, attorneys, and assigns (individually and collectively referred to herein as the “Corium Released Entities”), of and from any and all rights, claims, debts, demands, obligations, promises, damages and causes of action of every kind and nature whatsoever, including but not limited to (i) claims arising under contract, tort (including negligence or product liability), warranty, or any other theory of liability, and (ii) direct, indirect, incidental and consequential damages, including without limitation, lost profits, damages to reputation and goodwill, and all costs and expenses of whatever kind or nature, including without limitation reasonable attorneys’ fees and expenses incurred in connection therewith; and in any such case whether known or unknown and which any of the Actavis Releasing Entities may have had or asserted, may now have or assert, or may hereafter have or assert against the Corium Released Entities, or any of them, for or by reason of any matter, cause or thing whatsoever arising out of or relating to the Product Recall, Second Product Recall or any of the events or circumstances that gave rise to or are otherwise associated with such Product Recall and Second Product Recall (such rights, claims, debts, demands, obligations, promises, damages and causes of action individually and collectively, but excluding any claim of breach under this Agreement, are referred to herein, whether on, before, or after the Release Effective Date, as “Actavis Product Recall Claims”).

(c)                                  Release by Corium.  Effective automatically on the Release Effective Date, and except as specifically provided in Section 7(d), Corium, on behalf of itself, its predecessors, successors, parents, affiliates, subsidiaries, officers, directors, insurers, shareholders, agents, employees, representatives, attorneys, and assigns (individually and collectively referred to herein as the “Corium Releasing Entities”) does hereby relieve, release and forever discharge Actavis and its predecessors, successors, parents, affiliates, subsidiaries, officers, directors, insurers, shareholders, agents, employees, representatives, attorneys, and assigns (individually and collectively referred to herein as the “Actavis Released Entities”), of and from any and all rights, claims, debts, demands, obligations, promises, damages and causes of action of every kind and nature whatsoever, including but not limited to (i) claims arising under contract, tort (including negligence or product liability), warranty, or any other theory of liability, and (ii) direct, indirect, incidental and consequential damages, including without limitation, lost profits, damages to reputation and goodwill, and all costs and expenses of whatever kind or nature, including without limitation reasonable attorneys’ fees and expenses incurred in connection therewith; and in any such case whether known or unknown and which any of the Corium Releasing Entities may have had or asserted, may now have or assert, or may hereafter have or assert against the Actavis Released Entities, or any of them, for or by reason of any matter, cause or thing whatsoever arising out of or relating to the Product Recall, Second Product Recall or any of the events or circumstances that gave rise to or are otherwise associated with such Product Recall and Second Product Recall (such rights, claims, debts, demands, obligations, promises, damages and causes of action individually and collectively, but excluding any claim of breach under this Agreement, are referred to herein, whether on, before, or after the Release Effective Date, as “Corium Product Recall Claims”).

(d)                                 Full and Final Settlement.  It is the intention of the Parties in executing this Agreement that, as of the Release Effective Date, this Agreement shall be effective as (i) a full, complete, and final accord and satisfaction of all direct claims relating to the Product Recall and Second Product Recall, and that might be asserted by any of the Actavis Releasing Parties against any of the Corium Released Parties or by any of the Corium Releasing Parties against any of the Actavis Released Parties, and (ii) a release of and from all matters referred to in the respective releases set forth in Section 7(b) above (the “Actavis Release”) and in Section 7(c) above (the “Corium Release”).  Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, (y) the Actavis Release does not pertain to, cover, or otherwise release Corium or any other Corium Released Entity from, and the Actavis Product Recall Claims do not include, any claim relating to a breach of this Agreement, any product liability or other claim by a third party against Actavis or any other Actavis Releasing Entity, or indemnity or contribution claims related thereto and/or any claim for breach of the September 2007

Amendment Agreement (which the Parties acknowledge is unrelated to the Product Recall), and (z) the Corium Release does not pertain to, cover, or otherwise release Actavis or any other Actavis Released Entity from, and the Corium Product Recall Claims do not include, any claim relating to a breach of this Agreement, or any product liability or other claim by a third party against Corium or any other Corium Releasing Entity, or indemnity or contribution claims related thereto.

(e)                                  Covenants Not to Proceed or Sue in Regard to Product Recall Claims.

(i)                                    Notwithstanding that the Actavis Release is not effective until the Release Effective Date, Actavis represents, warrants and covenants, on behalf of itself and on behalf of all other Actavis Releasing Entities, that neither it nor any other Actavis Releasing Entity shall bring, make or otherwise assert any claim or cause of action whatsoever arising out of or in any way relating to any Actavis Product Recall Claims against Corium or any other Corium Released Entity, or aid any other entity or third party in any such acts, unless, prior to the Release Effective Date: Corium becomes the subject of a Corium Bankruptcy Event, in which case (A) Actavis and/or any other Actavis Releasing Entity may assert any Actavis Product Recall Claims against Corium and/or or any other Corium Released Entity without regard to the limitation of the Settlement Amount subject to off-set for payments received or other credits made under this Agreement prior to such termination, and (B) notwithstanding the provisions of Section 7(e)(ii) below, Corium and/or any other Corium Released Entity may assert any available affirmative defenses and/or counterclaims, including any Corium Product Recall Claims, that Corium or any other Corium Released Entity may have against Actavis and/or any other Actavis Released Entity without limitation.  Further, Actavis represents and warrants, on behalf of itself and on behalf of all other Actavis Releasing Entities, that neither it nor any other Actavis Releasing Entities has assigned or otherwise transferred any Actavis Product Recall Claims to any other entity or third party as of the Effective Date.  The term “Corium Bankruptcy Event” means Corium making an assignment for the benefit of creditors, initiating or otherwise consenting to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets, or commencing, consenting to the commencement or continuation of, or becoming involuntarily the subject of, any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.  Compliance by Actavis or any other Actavis Releasing Entity with a legal subpoena shall not be deemed to be a breach of this Section 7(e)(i).

(ii)                                Except as provided in Section 7(e)(i) above, notwithstanding that the Corium Release is not effective until the Release Effective Date, Corium represents, warrants and covenants, on behalf of itself and on behalf of all other Corium Releasing Entities,  that neither it nor any other Corium Releasing Entity shall bring, make or otherwise assert any claim or cause of action whatsoever arising out of or in any way relating to any Corium Product Recall Claims against Actavis or any other Actavis Released Entity or aid any other entity or third party in any such acts, unless, prior to the Release Effective Date, Actavis becomes the subject of an Actavis Bankruptcy Event, in which case Corium and/or any other Corium Releasing Entity may assert any Corium Product Recall Claims against Actavis and/or any other Actavis Released Entity.  Further, Corium represents and warrants, on behalf of itself and on behalf of all Corium Releasing Entities, that neither it nor any other Corium Releasing Entity has assigned or otherwise transferred any Corium Product Recall Claims to any other entity or third party as of the Effective Date of this Agreement.  The term “Actavis Bankruptcy Event” means Actavis making an assignment for the benefit of creditors, initiating or otherwise consenting to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets, or commencing, consenting to the commencement or continuation of, or becoming involuntarily the subject of, any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.  Compliance by Corium or any other Corium Releasing Entity with a legal subpoena shall not be deemed to be a breach of this Section 7(e)(ii).

(iii)                            The covenants set forth in Sections 7(e)(i) and (ii) above shall not preclude either Party from asserting a claim for indemnification or contribution against the other Party in the context of any third party product liability or other claim.

(f)                                   Actavis Right to Sue in Regard to Settlement Amount.

(i)                                    Notwithstanding any other provision of this Agreement to the contrary, Actavis shall have the right by written notice to Corium to declare the then outstanding balance of the Settlement Amount due and payable, upon the occurrence of a material breach by Corium of any of its obligations under this Agreement, and in the case of such event, Corium shall have failed to cure such breach or default within thirty (30) days of receiving written notice from Actavis of such breach or default.

(ii)                                Upon Actavis’ declaration pursuant to this Section 7(f), Corium shall pay such outstanding balance in cash to Actavis within thirty (30) days of such notice, and if Corium fails to make such payment, Actavis shall be entitled, in addition to any other remedy it may have for breach of this Agreement to bring a legal action against Corium under this Agreement seeking recovery in cash of the outstanding balance of the Settlement Amount..

(g)                                 Waiver Regarding Unknown Claims.  Actavis and Corium acknowledge, respectively, that they understand and are familiar with California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Actavis and Corium, respectively, expressly waive and relinquish, on behalf of itself and all of the other Actavis Releasing Entities and Corium Releasing Entities, any rights that it or they may have under the above-cited Section 1542, and any rights under any other statute or common law principle with a similar effect, as to any unknown claims within the scope of the release granted above.  In connection with such waiver and relinquishment, Actavis and Corium, respectively, acknowledge that its attorneys or agents may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement, but the respective releases herein given shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different claim or fact.

8.                                      Confidentiality.  Each Party to this Agreement agrees that it will not reveal the terms of this Agreement to any person not a party to this Agreement, other than:  (i) in confidence to such Party’s legal, financial, and business advisors and its actual and prospective investors, acquirers, and providers of capital; (ii) as may be required by law, including as required for compliance with disclosure laws or rules imposed by state or federal laws or regulatory agencies, or in response to an order of a court of competent jurisdiction or lawful discovery processes; (iii) in connection with any litigation between the parties hereto relating to this Agreement, or as may otherwise be reasonably necessary to enforce the terms hereof; and (iv) as the Parties may mutually agree in writing.  The Parties agree to respond to any third party inquiry related to the dispute settled by this Agreement by stating that the dispute has been resolved to the satisfaction of all parties.

9.                                      Governing Law.  This Agreement and any disputes arising from this Agreement shall be governed by the laws of the state of New York, without regard to its conflicts of laws rules.

10.                               Litigation Expense.  If either Party to this Agreement shall bring an action against the other Party hereto by reason of any alleged breach of this Agreement, the prevailing Party shall be entitled to its costs and reasonable attorneys’ fees.

11.                               Representation by Counsel.  Each of the Parties hereto acknowledges that this Agreement has been executed with the consent and on the advice of independent legal counsel of its choice.  Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry is deemed necessary or desirable in connection with the subject matter of this Agreement.

12.                               Interpretation.  For purposes of any action arising out of the application, interpretation, or alleged breach of this Agreement brought by either Party, each Party waives California Civil Code Section 1654, any other statutory or common law principle of similar effect, and any judicial interpretation of this Agreement which would create a presumption against the other party as a result of its having drafted any provision of this Agreement. The headings used herein are descriptive only and for the convenience of identifying provisions, and are not determinative of the meaning or a fact of any such provisions.

13.                               Representations as to Authority.

(a)                                 Each of the Parties hereto represents and warrants to the other Party that it has the sole right and authority to execute this Agreement and that it has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand, relating to any matter covered by this Agreement.

(b)                                 In addition, Actavis represents and warrants to Corium that (i) Actavis is duly authorized to act and is acting on behalf of itself and its parent, direct and indirect subsidiaries and other affiliated entities under direct or common control with Actavis (collectively, the “Actavis Entities”) with respect to the Actavis Release and the amount of and method of settling the Settlement Amount; and (ii) Actavis is duly authorized to, and hereby does, bind the Actavis Entities, each of whom will be bound, jointly and severally, to the terms and conditions of this Agreement respecting the Actavis Release and the amount of and method of settling the Settlement Amount.  Corium’s obligations and liabilities to Actavis under this Agreement are expressly conditioned on the foregoing representations and warranties of Actavis.

(c)                                  In addition, Corium represents and warrants to Actavis that (i) it is acting on behalf of itself and, if any, its parent, direct and indirect subsidiaries, and affiliated entities under direct or common control with Corium (collectively, the “Corium Entities”), with respect to the amount of and method of settling the Settlement Amount and the Corium Release; and (ii) that Corium is duly authorized to, and hereby does, bind the Corium Entities, each of whom will be bound, jointly and severally, to the terms and conditions of this Agreement respecting the Corium Release and amount of and method of settling the Settlement Amount. Actavis’ obligations and liabilities to Corium under this Agreement are expressly conditioned on the foregoing representations and warranties of Corium.

14.                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matters set forth herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between and among them with respect to such matters.  The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the Parties’ mutual written consent.

15.                               Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns and the Actavis Entities and Corium Entities to the extent contemplated by Section 15(b) and Section 15(c), respectively.  Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either party may, without the other Party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of its business or assets to which this Agreement pertains.

16.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be original, but all of which shall constitute one and the same instrument.  Signature may be by facsimile or other printable electronic transmission.

17.                               Severability.  Should any provision of the Agreement be declared invalid, unenforceable or otherwise in conflict with any law or statute it shall not affect the validity of any other provision of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date noted below.

CORIUM INTERNATIONAL, INC.		ACTAVIS SOUTH ATLANTIC LLC

By:	/s/ Peter D. Staple	By:	/s/ John W. La Rocca
Name:	Peter D. Staple	Name:	John W. La Rocca
Its:	President & CEO	Its:	Secretary
Date:10/29/12		Date: 10/29/12

EXHIBIT A

Calculation of Averaged Quarterly Gross Revenue

A.            [*].

B.            [*].

C.            [*].

D.            [*].

E.             [*].

F.              Actavis shall be entitled, at its cost,  to have a third party, independent auditor, review the financial books and records of Corium to the extent necessary to verify the accuracy of Corium’s determination of Averaged Quarterly Gross Revenue and corresponding payments.  Actavis shall have the right to conduct one such audit during any [*] period unless an audit reveals an error greater [*] in the calculations for the period being audited; thereafter, Actavis shall be entitled to conduct audits [*] for the next following [*]. If an audit reveals an error of [*] or more, Corium will reimburse Actavis for the cost of such audit.  The auditor will only report the conclusions of its review to Actavis and not reveal any of the underlying data or information that serves as a basis for its conclusions.  Corium will pay any shortfall identified by the auditors within [*] of their report; any overpayment identified will be credited against the next quarterly payment or remitted to Corium by Actavis.

*Confidential Treatment Requested.